Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Bioventus Inc. (the “Company,” “Bioventus,” “we,” and “our) and certain provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and our Second Amended and Restated Bylaws, are summaries and are qualified by reference to the Charter and the Second Amended and Restated Bylaws, which have been publicly filed with the Securities and Exchange Commission.

Our current authorized capital stock consists of 250,000,000 shares of Class A common stock, par value $0.001, 50,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock.

Class A Common Stock
Voting Rights of Class A Common Stock
Holders of our Class A common stock are entitled to cast one vote per share. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors.
Voting Rights of Class A Common Stock and Class B Common Stock
At all duly called or convened meetings of stockholders at which a quorum is present, a plurality of votes cast shall be sufficient to elect a director. Each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter. Holders of our Class A common stock and Class B common stock shall vote together as a single class on all matters (or, if any holders of preferred stock are entitled to vote together with the holders of Class A common stock and Class B common stock, as a single class together with such holders of preferred stock). Except as otherwise provided by law, amendments to our Charter must be approved by a majority or, in some cases, at least 66 2/3% of the total voting power of all then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Additionally, any amendment to the Second Amended and Restated Bylaws or the removal of any individual director from office at any time, for cause, shall each require the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of voting stock of the Company entitled to vote generally in an election of directors.
Dividend Rights
Holders of Class A common stock are entitled to share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights
On our liquidation, dissolution or winding up, each holder of Class A common stock are entitled to a pro rata distribution of any assets available for distribution to common stockholders.
Other Matters
No shares of Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Class B Common Stock
Issuance of Class B Common Stock with LLC Interests
Shares of Class B common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of newly-issued common membership interests of Bioventus LLC (“LLC Interests”) held by Smith & Nephew, Inc. (the “Continuing LLC Owner”) and the number of shares of Class B common stock issued to the Continuing LLC Owner. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of the Continuing LLC Owner, redeem or exchange its LLC Interests pursuant to the terms of the amended and restated limited liability agreement of Bioventus LLC (the “Bioventus LLC Agreement”).
Voting Rights of Class B Common Stock
Holders of Class B common stock are entitled to cast one vote per share, with the number of shares of Class B common stock held by the Continuing LLC Owner being equivalent to the number of LLC Interests held by such Continuing LLC Owner. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors. See “Voting Rights of Class A Common Stock and Class B Common Stock” above for a further description of voting rights of holders of Class B common stock.
Dividend Rights
Holders of our Class B common stock are not entitled to participate in any dividend declared by the board of directors.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of Class B common stock are not entitled to receive any distribution of our assets.
Transfers
Pursuant to the Bioventus LLC Agreement, each holder of Class B common stock agrees that:
•the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and
•in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.
Other Matters
No shares of Class B common stock have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of Class B common stock are validly issued, fully paid and nonassessable.
Preferred Stock
Our Charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, redemption privileges, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock currently outstanding.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Exclusive Venue
Our Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware (“DGCL”), our Charter or our Second Amended and Restated Bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Anti-Takeover Effects of Provisions of our Charter, our Second Amended and Restated Bylaws and Delaware Law
Our Charter and Second Amended and Restated Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
Our Charter provides that until our 2026 annual meeting of stockholders, our board of directors shall be divided into two classes, designated as Class I and Class II, with the directors in Class I having a term that expires at the 2025 annual meeting of stockholders, and the directors in Class II having a term that expires at the 2026 annual meeting of stockholders. Commencing with the election of directors at the 2026 annual meeting of stockholders, there shall be a single class of directors, with all directors of such class having a term that expires at the 2027 annual meeting of stockholders. From and after the election of directors at the 2026 annual meeting of stockholders, the board of directors shall cease to be classified and any directors elected at the 2026 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the next annual meeting of stockholders.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Select Market (“Nasdaq”). These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Second Amended and Restated Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, any committee thereof or the chairperson of the board, or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our Charter provides that special meetings of the stockholders may be called only by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a resolution adopted by the affirmative vote of the majority of the directors then in office. Our Second Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our Second Amended and Restated Bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Charter provides otherwise. Our Charter provides that stockholder action by written consent is permitted only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.
Amendment of Charter or Second Amended and Restated Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Second Amended and Restated Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of voting stock of the Company entitled to vote generally in any election of directors. In addition, the affirmative vote of the holders of at least 66- 2/3% of the total voting power of all then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our Charter described above.
The foregoing provisions of our Charter and Second Amended and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
In addition, we are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Because we have “opted out” of Section 203 of the DGCL in our Charter, the statute will not apply to business combinations involving us.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter and Second Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:
•any breach of his duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•any transaction from which the director derived an improper personal benefit; or
•improper distributions to stockholders.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunities

In recognition that partners, principals, directors, officers, members, managers and/or employees of EW Healthcare Partners Acquisition Fund, L.P., Smith & Nephew (Europe) B.V., Spindletop Healthcare Capital L.P., White Pine Medical LLC, Pantheon Global Co-Investment Opportunities Fund L.P., AMP-CF Holdings, LLC, and Alta Partners VIII, L.P. (the “Original LLC Owners”) and their affiliates and investment funds (the “Corporate Opportunity Entities”), currently, and may in the future, serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our Charter provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity, through its partner, principal, director, officer, member, manager or employee or otherwise, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our Company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. Messrs. Philip G. Cowdy, William A. Hawkins, Guido J. Neels, Guy P. Nohra, and Martin P. Sutter, who serve as directors on our board of directors, are or are affiliated with Original LLC Owners. In the event that any other director of ours acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.
Any amendment to the foregoing provisions of our Charter requires the affirmative vote of at least two-thirds of the voting power of all shares of our common stock then outstanding.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware.
Listing
Our Class A common stock is listed on Nasdaq under the trading symbol “BVS”.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Stockholders Agreement
In connection with our initial public offering, we entered into the Stockholders Agreement with EW Healthcare Partners Acquisition Fund, L.P., the Continuing LLC Owner and certain other Original LLC Owners (the “Voting Group”) pursuant to which the Voting Group has specified board representation rights, governance rights and other rights.